Exhibit 99.1

AT THE COMPANY Marc S. Goldfarb Senior Vice President & General Counsel 201-405-2454	AT FINANCIAL DYNAMICS Erica Pettit / Leigh Parrish General Information 212-850-5600
FOR IMMEDIATE RELEASE
RUSS BERRIE AND COMPANY, INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2008 RESULTS
After Transformational Year, Company’s Strategy
Is Focused On the Attractive Infant & Juvenile Industry
Wayne, N.J. — April 1, 2009 — Russ Berrie and Company, Inc. (NYSE: RUS) today reported financial results for the fourth quarter and full year ended December 31, 2008.
As a result of the sale of the Company’s gift business on December 23, 2008, results of operations in this release present the Company’s gift business as discontinued operations for all periods and, unless stated otherwise, all financial results reflect continuing operations only. In addition, the Company’s results of operations for 2008 include only nine months of operations from the April 2008 acquisitions of LaJobi, Inc. and CoCaLo, Inc. (the “Acquisitions”).
Summary Results (1)
•	The Company reported that net sales increased 40.6% to $229.2 million in 2008, as compared to $163.1 million in 2007, as a result of the Acquisitions
•	Aggregate net sales of the Company and LaJobi and CoCaLo were $251.7 million in 2008, as compared to $236.5 million in 2007, an increase of 6.4%
•
Adjusted pre-tax income from continuing operations, which excludes specified non-cash impairment charges of an aggregate of $140.6 million in 2008 and $10.9 million in 2007 (the “Impairment Charges”), was $12.2 million in 2008 as compared to $24.2 million in 2007

(1)
Aggregate net sales and adjusted pre-tax income from continuing operations are non-GAAP financial measures, which are described in detail under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the tables at the end of this release.

Bruce G. Crain, Chief Executive Officer and President, commented, “Throughout 2008, we transformed our business and strengthened our infant and juvenile market leadership position. Specifically, in April we acquired LaJobi and CoCaLo, which broadened our product portfolio, and in December we sold our gift business, which was no longer core to our go-forward strategy. As a result of these milestones, we ended the year with a more focused business in what we believe are attractive markets. We continue to be enthusiastic about our industry’s favorable demographics, limited seasonality and our belief in the tendency of consumers to resist cutting back on products for their infants, all of which should help mitigate the challenging current economic environment.”

Full Year 2008 Results
Net sales for 2008 increased 40.6% to $229.2 million, compared to $163.1 million for the prior year. This increase is a result of $67.9 million of sales generated by LaJobi and CoCaLo, since their acquisitions in April 2008, partially offset by a combined decrease of approximately $1.8 million in net sales at Kids Line and Sassy. This sales decrease at Kids Line and Sassy is primarily related to retailers’ inventory reductions, which were particularly pronounced in the fourth quarter of 2008, in the wake of the general consumer recession. Net sales for 2008 include approximately $22 million of Sassy’s sales related to its MAM distribution agreement, which, as previously disclosed, will not recur in 2009 due to the termination of this agreement effective in December 2008.
Gross profit for 2008 was $69.4 million, or 30.3% of net sales, as compared to gross profit of $51.7 million, or 31.7% of net sales, for the prior year. Although gross profit in absolute terms increased as a result of the Acquisitions, gross profit margin declined, primarily as a result of increased cost of goods sold resulting from higher raw material, labor and tax expenses incurred by our suppliers, as well as the unfavorable impact of foreign currency exchange rates, increased product testing costs, a shift in product mix and competitive pricing pressures. Gross profit for 2008 included a $3.7 million impairment charge related to infant and juvenile trade names, and gross profit for 2007 included aggregate impairment charges of $10.0 million related to the MAM Agreement.
Selling, general and administrative expenses for 2008 were $51.5 million, or 22.5% of net sales, as compared to $34.8 million, or 21.3% of net sales, for the prior year. As a percentage of sales, this increase was primarily due to stock-based compensation expense that was $1.5 million higher in 2008 than 2007. On an absolute basis, SG&A expense increased as a result of the Acquisitions.
Loss from continuing operations for 2008 was $99.3 million, or $(4.66) per diluted share, as compared to income from continuing operations of $9.1 million, or $0.43 per diluted share, in 2007. The 2008 loss from continuing operations was primarily a result of: (i) the negative impact of an aggregate of $140.6 million of non-cash impairment charges recorded in the fourth quarter of 2008, consisting of charges to goodwill of $130.2 million and various tradenames in the aggregate amount of $10.4 million; and (ii) an increase in other expense of approximately $5.7 million in 2008 compared to 2007, primarily related to an increase in borrowing costs associated with the Acquisitions, partially offset by a tax benefit of $29.0 million. The 2007 results include aggregate charges of approximately $10.9 million, consisting of a non-cash impairment charge of $10.0 million for the MAM Agreement and a write-down of $0.9 million for a note receivable related to a divestiture from 2004.
Loss from discontinued operations, net of tax, was a loss of $12.2 million in 2008 as compared to a loss of $0.2 million in 2007.
Net income/(loss), which includes the aggregate impairment charges of $140.6 million and $10.9 million in 2008 and 2007, respectively, and the loss from discontinued operations, was a net loss of $111.6 million, or $(5.23) per diluted share, for 2008, compared to net income of $8.9 million, or $0.42 per diluted share, for 2007.

At December 31, 2008, outstanding debt under the Company’s credit facility was $101.3 million, which reflects the pay down of approximately $28.2 million of debt since April 2008, when the Company completed the Acquisitions.
Fourth Quarter 2008 Results
Net sales for the fourth quarter of 2008 increased 31.2% to $55.5 million, compared to $42.3 million for the fourth quarter of 2007, as a result of $21.4 million of sales generated by LaJobi and CoCaLo, partially offset by a combined decrease of approximately $8.2 million in net sales at Kids Line and Sassy. This decrease is primarily due to significant retailer reductions of inventories in the wake of the general consumer recession during the fourth quarter of 2008.
Loss from continuing operations for the fourth quarter of 2008 was $111.1 million, or $(5.16) per diluted share, as compared to a loss from continuing operations of $0.4 million, or $(0.02) per diluted share, in the fourth quarter of 2007. These results include an aggregate of $140.6 million of non-cash impairment charges recorded in the fourth quarter of 2008 and an aggregate of $7.3 million of impairment charges recorded in the fourth quarter of 2007, as described elsewhere herein.
Income/(loss) from discontinued operations, net of tax, was $1.5 million for the fourth quarter of 2008 as compared to a loss of $7.9 million in same period last year.
Net loss for the fourth quarter of 2008 which includes the aggregate impairment charges of $140.6 million and $7.3 million in 2008 and 2007, respectively, and the income/(loss) from discontinued operations, was $109.6 million, or $(5.09) per diluted share, compared to net loss of $8.3 million, or $(0.39) per diluted share, for the fourth quarter of 2007.
Mr. Crain concluded, “Looking ahead to 2009 and beyond, we believe we are well-positioned to further build upon our market leadership positions and manage costs prudently to ensure we are protecting margins. We anticipate consumer spending and retailer inventory replenishment will remain conservative at least through the first half of 2009. At the same time, we believe our design-led and branded products sold as Kids Line®, Sassy®, LaJobi® and CoCaLo®, as well as our licensed products, such as Carter’s® brand bedding separates, Graco® brand cribs and Serta® crib mattresses, remain appealing to retailers and consumers alike. While our businesses will continue to be managed independently, we plan to maximize synergies across our businesses through opportunities to cross-market and consolidate certain operational and other activities.”
Change of Address
The Company also announced that it has moved the location of its principal executive offices to 1800 Valley Road, Wayne, New Jersey 07470, telephone number (201) 405-2400.
Non-GAAP Information
In this release, certain financial measures for the years ended December 31, 2008 and 2007 are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. All “Aggregate net sales” and “Adjusted pre-tax income from continuing operations” figures in this release are non-GAAP financial measures.

Aggregate net sales combines the sales of the Company with those of LaJobi and CoCaLo for the periods prior to their respective acquisitions presented herein. Adjusted pre-tax income from continuing operations excludes the non-cash Impairment Charges.
The non-cash Impairment Charges excluded from the full year of 2008 to arrive at adjusted pre-tax income from continuing operations consist of an aggregate of $140.6 million related to the following items:
(i) a non-cash impairment charge of $130.2 million to goodwill, recorded in the fourth quarter and full year 2008 in “impairment of goodwill and other intangibles”, as a result of the annual impairment testing process under SFAS 142, which we believe largely reflects the global economic downturn and turmoil in the equity markets;
(ii) a non-cash impairment charge of $6.7 million, recorded in the fourth quarter and full year 2008 in “impairment of goodwill and other intangibles”, related to the reduced value of the Company’s Applause® trademark resulting from the sale of the gift business; and
(iii) a non-cash impairment charge of $3.7 million, recorded in the fourth quarter and full year 2008 in “cost of goods sold”, related to certain infant and juvenile trade names as a result of the annual impairment testing process under SFAS 142.
The Impairment Charges excluded from the full year of 2007 to arrive at pro forma pre-tax income from continuing operations consist of an aggregate of $10.9 million related to the following items:
(i) an aggregate non-cash impairment charge of $10.0 million recorded in “cost of goods sold” in the third and fourth quarters of 2007 ($3.6 million and $6.4 million, respectively) related to Sassy’s MAM Agreement; and
(ii) a $940,000 charge recorded in “selling, general and administrative expense” in the fourth quarter of 2007 for the write-down of a note receivable related to a 2004 divestiture.
These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this release are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from its business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provides an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure the performance of the Company. These non-GAAP financial measures result largely from our management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of our business. As a result, the non-GAAP financial measures presented by us in this release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to this press release. Such reconciliations indicate the specific items included in, or excluded from, net sales and income/(loss) from continuing operations before income tax provision to arrive at the non-GAAP adjusted financial measures presented.

Conference Call Information
The conference call, which will be held at 8:30 a.m. ET on Wednesday, April 1, 2009, may be accessed by dialing 800-254-5933 or 973-409-9255, access code: 92579331. Additionally, a webcast of the call can be accessed at www.russberrieij.com or at www.earnings.com. A replay of the call will be available through April 8, 2009, by dialing 800-642-1687 or 706-645-9291, access code: 92579331. In addition, the webcast of the call will be archived online shortly after the conference call for 90 days.
Corporate Governance and Available Information
The Company makes available a wide variety of information free of charge on its website at www.russberrieij.com. The Company’s filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Reports on Form 10-K, are available on the Company’s website as soon as reasonably practicable after the reports are electronically filed with the SEC. Mailed copies of our complete audited financial statements for fiscal 2008 can be obtained free of charge by writing to the Company at Russ Berrie and Company, Inc., 1800 Valley Road, Wayne, New Jersey 07470, Attention: Investor Relations.
About Russ Berrie and Company, Inc.
Russ Berrie and Company, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are sold primarily through mass market, specialty, food, drug and independent retailers worldwide.
The Company’s business is comprised of four wholly-owned subsidiaries: Kids Line, LLC; LaJobi, Inc.; Sassy, Inc.; and CoCaLo, Inc. Through these subsidiaries, the Company designs and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and decor (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products pursuant to various licenses, including Carter’s®, Disney®, Graco® and Serta ®.
Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
(tables to follow)
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Russ Berrie and Company, Inc.
Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$55,548	$42,342	$229,194	$163,066
Cost of sales	44,334	33,320	159,792	111,361

Gross profit	11,214	9,022	69,402	51,705

Selling, general and administrative expenses	15,218	8,914	51,457	34,790
Impairment of goodwill and intangibles	136,931	—	136,931	—

Total operating expenses	152,149	8,914	188,388	34,790

(Loss) income from continuing operations	(140,935)	108	(118,986)	16,915

Other (expense) income	(4,043)	(723)	(9,385)	(3,693)

(Loss) income from continuing operations before income tax provision	(144,978)	(615)	(128,371)	13,222

Income tax (benefit) provision	(33,860)	(240)	(29,031)	4,127

(Loss) income from continuing operations	(111,118)	(375)	(99,340)	9,095

Discontinued Operations:
Loss from discontinued operations	(1,645)	(5,310)	(17,268)	(1,370)
Gain on disposition	905	—	905	—
Income tax provision (benefit) from discontinued operations	(2,236)	2,625	(4,147)	(1,183)

(Loss) income from discontinued operations net of tax	1,496	(7,935)	(12,216)	(187)

Net income (loss)	$(109,622)	$(8,310)	$(111,556)	$8,908

Basic (loss) earnings per share:
Continuing operations	$(5.16)	$(0.02)	$(4.66)	$0.43
Discontinued operations	0.07	$(0.37)	(0.57)	(0.01)

	$(5.09)	$(0.39)	$(5.23)	$0.42

Diluted (loss) earning per share:
Continuing operations	$(5.16)	$(0.02)	$(4.66)	$0.43
Discontinued operations	0.07	$(0.37)	(0.57)	(0.01)

	$(5.09)	$(0.39)	$(5.23)	$0.42

Weighted average shares:
Basic	21,477,000	21,130,000	21,344,000	21,130,000

Diluted	21,477,000	21,215,000	21,344,000	21,215,000

Russ Berrie and Company, Inc.
Selected Consolidated Balance Sheet Data
(Dollars in Thousands)

	December 31,	December 31,
	2008	2007*

Cash and cash equivalents	$3,728	$21,925

Accounts receivable, net	39,509	62,103

Inventories, net	47,169	59,658

Other current assets	4,208	5,419

Long-term assets	140,820	191,018

Total assets	$235,434	$340,123

Short-term debt	$27,047	$34,844

Other current liabilities	42,521	51,128

Long-term liabilities	87,990	49,512

Total liabilities	157,558	135,484

Shareholders’ equity	77,876	204,639

Total liabilities and shareholders’ equity	$235,434	$340,123

*	The balance sheet as of December 31, 2007 includes the assets and liabilities of the gift business, which was subsequently sold on December 23, 2008.

Russ Berrie and Company, Inc.
Reconciliation of Aggregate Net Sales
and
Adjusted Income (Loss) from Continuing Operations
Before Income Tax Provision
(Dollars in Thousands, Except per Share Data)

	Years Ended
	December 31,
	2008	2007

Net sales, as reported	$229,194	$163,066
Add: Net sales of LaJobi for periods prior to its acquisition	16,955	54,249
Add: Net sales of CoCaLo for periods prior to its acquisition	5,547	19,221

Aggregate net sales	$251,696	$236,536

Income (loss) from continuing operations before income tax provision, as reported	$(128,371)	$13,222
Add: Goodwill impairment charge	130,200	—
Add: Applause tradename impairment charge	6,700	—
Add: I&J tradename impairment charges	3,700	—
Add: MAM Agreement impairment charge	—	10,000
Add: Note receivable write-down	—	940

Adjusted pre-tax income from continuing operations	$12,229	$24,162